Exhibit 23.2

Consent of Independent Auditor

The Board of Directors

Worthington Armstrong Venture:

We consent to the incorporation by reference in this registration statement on Form S-8 of Armstrong World Industries, Inc. of our report dated February 17, 2020, with respect to the consolidated balance sheets of Worthington Armstrong Venture as of December 31, 2019 and 2018, the related consolidated statements of income and comprehensive income, partners’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, not included herein, which report appears in Exhibit 99.1 in the December 31, 2019 annual report on Form 10-K of Armstrong World Industries, Inc., incorporated herein by reference.

Our report refers to a change in the method of accounting for revenue.

/s/ KPMG LLP

Philadelphia, Pennsylvania
December 15, 2020